Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE August 3, 2004
Contact: Jeffrey L. Rutherford Sr. Vice President & Chief Financial Officer LESCO, Inc. (440) 783-9250

LESCO ANNOUNCES SECOND QUARTER 2004 RESULTS
- Net Sales Grow 6%
- Operating Income Expands 31%
- Raises Full Year Earnings Guidance

CLEVELAND, Ohio – August 3, 2004 – LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced second quarter results for the period ending June 30, 2004.

Second Quarter 2004 Results

Net sales in the second quarter of 2004 increased 6% to $182.2 million from $172.6 million in the second quarter of 2003. Lawn Care gross sales improved 7% to $141.2 million versus $131.6 million in the year-ago period, while Golf gross sales grew nearly 1% to $42.0 million from $41.7 million last year. Total Service Center sales increased 7% to $126.7 million from $118.0 million for the same period a year ago. Same-store Service Center sales rose 1%, being adversely impacted by heavier than usual seasonal rainfall in the Company’s Mid-Central and Transition zones.

“This was a strong quarter and I applaud the entire LESCO team for their efforts in making this second quarter selling season our best ever, which was driven by particularly high demand for our fertilizer and combination product categories,” stated Michael P. DiMino, President and Chief Executive Officer. “Importantly, our top-line growth was complimented by a passionate focus on cost containment, which helped boost gross profit and operating income margins.”

Product margin in the second quarter of 2004 was $61.6 million, or 33.8% of net sales, compared to $57.9 million, or 33.6% of net sales, in the second quarter of 2003. Distribution costs for the quarter were $14.6 million, or 8.0% of net sales, compared to $15.0 million, or 8.7% of net sales, for the same period last year. Gross profit (defined as product margin less distribution costs) increased to 25.8% of net sales, or $47.0 million, compared to $43.0 million, or 24.9% of net sales, in the year-ago quarter.

Selling expense in the second quarter of 2004 was $23.0 million, or 12.6% of net sales, versus $22.3 million, or 12.9% of net sales, in the second quarter of 2003. This included new Service Center (i.e., Service Centers opened in 2003 and 2004) selling expense of $2.1 million in 2004 versus $0.8 million in 2003. In the second quarter of 2004, there were 272 Service Centers operating versus 246 in the year-ago period. Excluding new Service Centers, selling expense was $20.9 million versus $21.5 million, and

Exhibit 99.2

improved as a percentage of net sales by approximately 50 basis points to 12.2% from 12.7%. The Company believes that the presentation of selling expense excluding the effect of new Service Centers provides a better year-over-year comparison of operating results.

General and administrative expense improved to $6.6 million in the second quarter, or 3.6% of net sales, compared to $7.2 million, or 4.2% of net sales, in the same period last year. As expected, merchant discount/provision for doubtful accounts expense increased to $2.6 million from approximately $1.2 million, while interest expense decreased to approximately $0.2 million from $1.3 million. These changes, along with an approximately $0.3 million reduction in general and administrative expense, reflect LESCO’s sale of its accounts receivable portfolio and the outsourcing of its credit function.

Earnings before income tax increased 31% to $14.2 million in the second quarter of 2004 from $10.8 million in the second quarter of 2003, an improvement of 150 basis points to 7.8% of net sales. For the second quarter of 2004, the Company reported on a generally accepted accounting principles (GAAP) basis net income of $14.2 million, or $1.58 per diluted share, compared to net income of $6.7 million, or $0.77 per diluted share last year.

The Company’s GAAP results do not reflect a tax provision related to the Company’s second quarter 2004 earnings before income tax because of the required accounting treatment for LESCO’s deferred tax assets. Assuming a 39% tax rate, which LESCO typically utilizes to evaluate year-over-year performance, the Company would have reported net income for the second quarter of 2004 of $8.7 million, or $0.97 per diluted share, compared to net income of $6.7 million, or $0.77 per diluted share, for the same period in 2003. The attached tables include a reconciliation of our GAAP results to our non-GAAP results reflecting a tax provision at an estimated tax rate of 39%.

New Service Centers

The Company opened 16 Service Centers during the second quarter and a total of 25 in the first half of 2004. For the second quarter, the 2004 new Service Centers generated net sales of $4.3 million, with four-wall, pre-tax loss of $509,000, and the 2003 Service Centers reported net sales of $6.3 million, with four-wall, pre-tax income of $689,000. The Company intends to open two additional Service Centers in the third and fourth quarters, bringing the year total to 27.

Mr. DiMino continued, “We took full advantage of the growing season by accelerating our new Service Center openings this year and could not be more pleased with the results. We believe the new Service Centers we have opened over the past two years will begin to measurably contribute to earnings growth even sooner than we originally anticipated and are confident that this strategy should provide an outstanding return on invested capital for our shareholders over the long-term.”

Distribution Facility Sold

During the quarter, the Company sold its Avon Lake, Ohio distribution facility for $1.5 million in cash, which resulted in a pre-tax loss on sale of less than $100,000. The distribution operations for customer orders previously fulfilled from the Avon Lake facility have been transferred to a third party logistics provider based in Columbus, Ohio.

Strengthened Balance Sheet

On a year-over-year basis, the Company’s second quarter 2004 balance sheet was meaningfully strengthened by the 2003 sale of its receivables portfolio and credit financing activity and by the improvement of its cash flows from operations. Second quarter 2004 cash flows from operations improved to $32.8 million, a $28.8 million increase over the same period last year. LESCO significantly

Exhibit 99.2

reduced its debt levels, with no revolving bank debt and $5.9 million in long-term debt, compared to $56.0 million and $9.5 million, respectively, in the same quarter of 2003 and reported a June 30, 2004 cash and cash equivalent balance of $26.9 million.

Mr. DiMino concluded, “Our balance sheet is the healthiest it has been in years, with minimal debt and a sizable cash balance. Our cash flow should enable us to self-fund our new Service Center expansion, demonstrating the strength of our business model. Although our inventories were up, this was due to new Service Center expansion and accelerating our merchandise flow ahead of our Summer control products selling season. We expect that improving our inventory position over the next few quarters will provide us additional opportunity to further improve our cash flow.”

First Six Months 2004 Results

Net sales for the six months ended June 30, 2004 increased 6% to $284.2 million, compared with net sales of $267.0 million in the comparable period a year ago. Same-store Service Center sales rose 2%. Gross profit increased to $70.6 million, or 24.8% of net sales, from $63.3 million, or 23.7% of net sales, for the first half of 2003. On a GAAP basis, net income for the first six months increased to $6.3 million, or $0.70 per diluted share, compared to $990,000, or $0.11 per diluted share for the like period last year. Assuming a tax rate of 39%, the Company would have reported net income of $4.0 million, or $0.45 per diluted share, for the first six months in 2004 compared to $1.0 million, or $0.11 per diluted share, for the same period in 2003.

Updated 2004 Guidance

The Company updated guidance for 2004 and now anticipates full year revenue growth of between 3% to 6%, including a 1%-2% increase in same-store sales. By customer sector, Lawn Care sales should increase 5% to 8% while Golf is anticipated to be flat to down 3%. As weather and other seasonally related issues affect the Company’s quarter-to-quarter results, LESCO does not provide quarterly earnings guidance. For the full year, the Company raised its diluted EPS range to $0.40-$0.50 from its previous range of $0.30-$0.40. The revised range excludes the estimated $7.5 million impact from the relocation of its Corporate headquarters.

This outlook is based upon various assumptions, which include industry trends and internal expectations, including, but not limited to the following: 1) the opening of 27 new Service Centers in 2004; 2) product margins in the range of 33.0% to 33.5%; 3) improvement in distribution expense leverage to 8.6% of net sales; 4) selling expense continuing to increase to approximately 17% of net sales due to new Service Centers; 5) increased merchant discount expense to approximately 1.3% of net sales related to the outsourcing of the Company’s accounts receivable program; 6) general and administrative expenses down 3% to 4%; 7) average borrowings being $20 million at an effective interest rate cost of approximately 4%; 8) an income tax rate of 39%; 9) no material change in the products or services offered at the Company’s locations as of June 30, 2004 or in the terms or procedures for offering such products and services; and 10) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or that may arise in the future.

Conference Call

The Company will host a conference call and webcast with investors, analysts and other interested parties today at 4:30 PM (Eastern). The live call can be accessed by dialing 1-800-884-5695, passcode 56171987. Participants should allow at least fifteen minutes prior to the commencement of the call to register. The conference call will include a question and answer session.

Exhibit 99.2

Additionally, a live webcast will be available to interested parties at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company’s corporate web site where a link will be provided on the “Home” page.

LESCO’s culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO’s web site.

About LESCO, Inc.

LESCO serves more than 130,000 customers worldwide, through 273 LESCO Service Centers®, 72 LESCO Stores-on-Wheels®, and other direct sales efforts, all of which are serviced by the support of eight distribution hubs. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release under the heading 2004 Guidance and other statements relating to sales and earnings expectations, new Service Center openings and profitability, and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable, the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affects the cost of delivery of products; potential regulations; the Company’s ability to effectively manufacture, market and distribute new products; the success of the Company’s operating plans; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to, Form 10-K for the year ended December 31, 2003.

Exhibit 99.2

LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

	Three Months Ended June 30, 2004
			(a)	Results	Three Months
			Tax	Including Tax	Ended
(Dollars in thousands, except per share data)	GAAP Results		Adjustments	Adjustments	June 30, 2003
Net sales	$182,189	$		$182,189	$172,560
Cost of product	(120,566)			(120,566)	(114,623)
Distribution cost	(14,618)			(14,618)	(14,951)

Gross profit on sales	47,005			47,005	42,986
Selling expense	(23,037)			(23,037)	(22,259)
General & administrative expense	(6,574)			(6,574)	(7,222)
Merchant discounts and provision for doubtful accounts	(2,554)			(2,554)	(1,211)
Pre-opening expense	(503)			(503)	(124)
Other expense	(130)			(130)	(565)
Other income	173			173	518

Earnings before interest and taxes	14,380			14,380	12,123
Interest expense, net	(169)			(169)	(1,290)

Earnings before taxes	14,211			14,211	10,833
Income tax (provision) benefit:
Current	(905)			(905)	—
Deferred	(4,637)			(4,637)	(4,096)
Change in valuation allowance	5,542		(5,542)	—	—

	—		(5,542)	(5,542)	(4,096)
Net income	$14,211		$(5,542)	$8,669	$6,737

Earnings per share of common stock:
Diluted	$1.58		$(0.61)	$0.97	$0.77

Basic	$1.63		$(0.63)	$1.00	$0.79

Average number of common shares and common share equivalents outstanding:
Diluted	8,975,352		8,975,352	8,975,352	8,758,672

Basic	8,697,694		8,697,694	8,697,694	8,525,914

(a)	On a generally accepted accounting principles (GAAP) basis, LESCO does not recognize a tax provision because of the required accounting treatment for its current tax position. Management believes that in order to present a more meaningful comparison to historical Company results, a tax provision should be reflected based on the operating income recorded in the second quarter of 2004. The Company’s GAAP operating results are included in column 1, the adjustment to taxes in column 2 and the operating results including the tax adjustments in column 3. The adjusted results reflect a tax provision calculated assuming a tax rate of 39%.

Exhibit 99.2

LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

	Six Months Ended June 30, 2004
			(a)	Results	Six Months
			Tax	Including Tax	Ended
(Dollars in thousands, except per share data)	GAAP Results		Adjustments	Adjustments	June 30, 2003
Net sales	$284,233	$		$284,233	$267,010
Cost of product	(189,513)			(189,513)	(178,441)
Distribution cost	(24,100)			(24,100)	(25,253)

Gross profit on sales	70,620			70,620	63,316
Selling expense	(44,877)			(44,877)	(43,001)
General & administrative expense	(13,862)			(13,862)	(14,573)
Merchant discounts and provision for doubtful accounts	(4,182)			(4,182)	(1,742)
Pre-opening expense	(725)			(725)	(290)
Other expense	(192)			(192)	(604)
Other income	369			369	1,066

Earnings before interest and taxes	7,151			7,151	4,172
Interest expense, net	(553)			(553)	(2,578)

Earnings before taxes	6,598			6,598	1,594
Income tax (provision) benefit:
Current	(1,245)			(1,245)	—
Deferred	(1,328)			(1,328)	(604)
Change in valuation allowance	2,233		(2,233)	—	—

	(340)		(2,233)	(2,573)	(604)
Net income	$6,258		$(2,233)	$4,025	$990

Earnings per share of common stock:
Diluted	$0.70		$(0.25)	$0.45	$0.11

Basic	$0.72		$(0.26)	$0.46	$0.11

Average number of common shares and common share equivalents outstanding:
Diluted	8,914,320		8,914,320	8,914,320	8,769,788

Basic	8,687,601		8,687,601	8,687,601	8,525,025

(a)	On a generally accepted accounting principles (GAAP) basis, LESCO does not recognize a tax provision because of the required accounting treatment for its current tax position. Management believes that in order to present a more meaningful comparison to historical Company results, a tax provision should be reflected based on the operating income recorded in the first six months of 2004. The Company’s GAAP operating results are included in column 1, the adjustment to taxes in column 2 and the operating results including the tax adjustments in column 3. The adjusted results reflect a tax provision calculated assuming a tax rate of 39%.

Exhibit 99.2

LESCO, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2004	June 30, 2003	December 31, 2003
(Dollars in thousands)	(unaudited)	(unaudited)	(audited)
CURRENT ASSETS:
Cash and cash equivalents	$26,914	$5,934	$7,505
Accounts receivable	12,839	84,760	19,278
Inventories	118,543	111,046	93,580
Deferred income taxes	—	3,719	—
Other	2,864	4,546	6,980

TOTAL CURRENT ASSETS	161,160	210,005	127,343
Property, plant and equipment, net	28,192	34,264	31,481
Other	2,374	4,076	2,541

	$191,726	$248,345	$161,365

CURRENT LIABILITIES:
Accounts payable	$91,994	$86,066	$53,874
Accrued liabilities	15,353	17,347	14,626
Revolving credit facility	—	56,057	15,513
Current portion of debt	—	1,123	28

TOTAL CURRENT LIABILITIES	107,347	160,593	84,041
Long-term debt	5,875	9,454	5,875
Deferred — other	509	314	179
SHAREHOLDERS’ EQUITY:
Preferred shares— without par value— 500,000 shares authorized; 1,683 shares issued and outstanding at June 30, 2003, liquidation value $1,000 per share	—	1,683	—
Common shares—without par value— 19,500,000 shares authorized; 8,697,694 shares issued and outstanding at June 30, 2004; 8,639,563 shares issued 8,525,914 outstanding at June 30, 2003 and 8,668,914 shares issued and outstanding at December 31, 2003	870	864	867
Paid-in capital	34,934	34,916	34,619
Retained earnings	43,521	43,580	37,262
Unearned compensation	(1,330)	—	(1,478)
Accumulated other comprehensive loss	—	(1,104)	—
Less: Treasury shares, 113,649 at June 30, 2003	—	(1,955)	—

TOTAL SHAREHOLDERS’ EQUITY	77,995	77,984	71,270

	$191,726	$248,345	$161,365

Exhibit 99.2

LESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

	Six Months Ended June 30,
(Dollars in thousands)	2004	2003
OPERATING ACTIVITIES:
Net income	$6,258	$990
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,716	3,757
Amortization of unearned compensation	324	—
Amortization of deferred financing fees and other	85	521
Loss on sale of assets	76	—
Deferred income taxes	—	(452)
Decrease (increase) in accounts receivable	1,225	(16,985)
Provision for uncollectible accounts receivable	—	1,104
Decrease in current income tax	3,984	1,176
Increase in inventories	(24,963)	(24,209)
Increase in accounts payable	40,795	40,488
Increase (decrease) in other items	1,271	(2,396)

NET CASH PROVIDED BY OPERATING ACTIVITIES	32,771	3,994
INVESTING ACTIVITIES:
Proceeds on the sale of fixed assets	1,592	—
Purchase of property, plant and equipment	(2,095)	(4,083)

NET CASH USED IN INVESTING ACTIVITIES	(503)	(4,083)
FINANCING ACTIVITIES:
Sale of accounts receivable	5,214	—
(Decrease) increase in overdraft balances	(2,675)	6,081
Proceeds from borrowings	295,059	280,320
Reduction of borrowings	(310,600)	(282,113)
Exercised stock options, net of treasury shares	143	15

NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES	(12,859)	4,303

Net change in cash and cash equivalents	19,409	4,214
Cash and cash equivalents — Beginning of the period	7,505	1,720

CASH AND CASH EQUIVALENTS — END OF THE PERIOD	$26,914	$5,934

Supplemental disclosure of cash flow information:
Interest paid, including letters of credit and unused facility fees	$(479)	$(2,596)

Income taxes refunded	$3,584	$60